EXHIBIT 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS RECORD

SECOND QUARTER EARNINGS PER SHARE OF $1.77

AND ADJUSTED EPS OF $1.86

HOUSTON — August 5, 2008 — W&T Offshore, Inc. (NYSE: WTI) today provides financial and operational results for the second quarter 2008. Some of the highlights for the second quarter 2008 include:

•	Revenues increased 69% to a record $461.0 million from $272.6 million in second quarter 2007

•	Adjusted earnings per share increased 195% to an all time record of $1.86 per share, compared to adjusted earnings per share of $0.63 in second quarter 2007

•	Adjusted EBITDA increased 80% to a record $374.1 million from $207.5 million in second quarter 2007

•

Production was 5.2 million barrels of oil equivalent (“BOE”), consisting of 2.3 MMBbls of oil and 17.0 Bcf of natural gas, or 31.0 billion cubic feet equivalent (“Bcfe”), achieving a 2.4% growth sequentially

•	Revising 2008 well count from 50 wells to between 30 and 35 wells

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “We drilled ten wells this quarter and continue to enjoy high success rates. We are eleven of thirteen in exploration wells for the year, an 85% success rate, and one for one in development drilling. We currently have nine rigs running and expect to maintain this level of activity through the remainder of the year. We still have several high potential projects in the program and are looking forward to bringing some of our recent successes on production,” continued Mr. Krohn. “The Company had its best quarter ever financially enjoying record revenues, adjusted EBITDA and net income. We are pleased with our success thus far this year.”

Revenues, Net Income and EPS: Net income for the second quarter of 2008 was $134.6 million, or $1.77 per diluted share, on revenues of $461.0 million, compared to net income for the same quarter of 2007 of $45.5 million, or $0.60 per diluted share, on revenues of $272.6 million. Net income increased in the second quarter 2008 principally due to a higher realized price of $14.89 per thousand cubic feet equivalent (“Mcfe”), a 70% increase over the $8.74 per Mcfe realized in the comparable period in 2007. Net income for the six months ended June 30, 2008 was $214.4 million, or $2.82 per diluted share, on revenues of $817.5 million, compared to net income of $58.6 million, or $0.77 per diluted share, on revenues of $519.1 million for the first six months of 2007. Operating income for the second quarter of 2008 also reflects the impact of a $10.2 million unrealized derivative loss ($6.7 million after-tax), or $0.09 per diluted share, while operating income for the second quarter of 2007 included an unrealized derivative loss of $1.1 million ($0.7 million after-tax) and the loss on extinguishment of debt of $2.8 million ($1.9 million after-tax), or $0.03 per diluted share. Without the effect of these unrealized losses, net income for the second quarter 2008 would have been $141.3 million, or $1.86 per diluted share, and net income for the corresponding quarter of 2007 would have been $48.1 million, or $0.63 per diluted share. See “Non-GAAP Information” later in this press release.

Cash Flow from Operating activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in “Non-GAAP Information” later in this press release. Net cash provided by operating activities for the three months ended June 30, 2008 increased 89% to $305.6 million from $161.7 million in the comparable period in 2007. The increase was associated with higher sales as a result of higher realized prices. Second quarter 2008 Adjusted EBITDA was $374.1 million, which represents an 80% increase over the $207.5 million reported during the prior year’s second quarter. Adjusted EBITDA was $653.3 million for the six months ended June 30, 2008, compared to $376.2 million for the comparable period of 2007.

Production and Prices: We sold 17.0 billion cubic feet (“Bcf”) of natural gas at an average price of $11.53 per thousand cubic feet (“Mcf”) in the second quarter of 2008. We also sold 2.3 million barrels (“MMBbls”) of oil and natural gas liquids at an average price of $113.74 per barrel (“Bbl”) during the same time period. On a natural gas equivalent (“Bcfe”) basis, we sold 31.0 Bcfe at an average price of $14.89 per Mcfe. For the second quarter of 2007, we sold 18.3 Bcf of natural gas at an average price of $7.81 per Mcf and 2.1 MMBbls of oil and natural gas liquids at an average price of $60.44 per Bbl. On a Bcfe basis, we sold 31.2 Bcfe at an average price of $8.74 per Mcfe. The production volume decrease is primarily attributable to properties that experienced natural reservoir declines, partially offset by increased production from our successful drilling and development efforts.

For the six months ended June 30, 2008, our natural gas production totaled 34.7 Bcf and was sold at an average price of $10.09 per Mcf while our oil and liquids production totaled 4.5 MMBbls, which was sold at an average price of $103.46 per Bbl. On a combined basis our production was 61.8 Bcfe sold at an average price of $13.23 per Mcfe. For the comparable 2007 period, we produced 38.7 Bcf of natural gas that was sold at an average price of $7.49 per Mcf and 4.1 MMBbls of oil and liquids production sold at an average price of $55.94 per Bbl. On a combined basis our production was 63.3 Bcfe sold at an average price of $8.20 per Mcfe.

Lease Operating Expenses: LOE for the second quarter of 2008 was up slightly to $54.3 million, or $1.75 per Mcfe, from $53.9 million, or $1.73 per Mcfe, in the second quarter of 2007. The increase in LOE is due to an increase in operating costs and workover expenditures offset by a decrease in major maintenance expenses.

LOE for the six months ended June 30, 2008 decreased to $104.2 million or $1.69 per Mcfe, compared to $117.5 million or $1.86 per Mcfe for the same period in 2007 in part due to the completion of our major maintenance expenses related to hurricane remediation that was completed by the end of 2007.

Depreciation, depletion, amortization and accretion: DD&A increased to $153.8 million, or $4.97 per Mcfe, in the second quarter of 2008 from $126.0 million, or $4.04 per Mcfe, in the same period of 2007. DD&A increased due to capital expenditures, increased future development costs and higher estimated asset retirement obligations, partially offset by the addition of reserves resulting from increasing our interest in Ship Shoal 349 field from 59% to 100% and reserves added as a result of our successful drilling efforts. DD&A for the six months ended 2008 was $299.3 million or $4.85 per Mcfe, compared to DD&A of $250.2 million, or $3.95 per Mcfe, for the same period in 2007.

Capital Expenditures and Operations Update: During the second quarter of 2008, the Company was 80% successful in the drilling of seven conventional shelf and two deep shelf exploration wells and one conventional shelf development well. For the quarter ended June 30, 2008, capital expenditures for oil and gas properties was $153.3, million, $59.2 million for development activities, $85.7 million for exploration, and $8.4 million for other capital items.

For the first half of 2008, our capital expenditures for oil and gas properties were $399.2 million, including $133.6 million for development activities, $127.0 million for exploration, $116.6 million for the acquisition of an additional interest in SS349 “Mahogany” and $22.0 million for seismic, capitalized interest and other leasehold costs.

The Company is revising its 2008 well count from 50 to a range of between 30 to 35 wells. A revised capital expenditures budget will be provided in an operations update before the end of the month.

Tracy W. Krohn, Chairman and Chief Executive Officer stated, “During the second quarter our drilling activity increased but we are revising our well count for 2008 due to equipment delays, revisions to outside operators’ drilling programs and further technical evaluation, including reviews of seismic information. A majority of the wells removed from the 2008 program will be moved into the 2009 program.”

Drilling Highlights: In the second quarter of 2008, the Company drilled or participated in the drilling of the following successful wells:

Lease Name/Well	Category	Working Interest %
Eugene Island 175 H-5	Exploration/Shelf	25%
Eugene Island 175 I-2ST	Exploration/Shelf	25%
High Island 110/111 A-11	Exploration/Shelf	62%
High Island A-376	Exploration/Shelf	30%
Main Pass Area	Exploration/Shelf	75%
Ship Shoal 224 E-18	Exploration/Deep Shelf	47%
Ship Shoal 314 A-2ST	Exploration/Shelf	75%
Ship Shoal 224 E-19	Development/Shelf	67%

The Company also drilled or participated in the drilling of two non-commercial wells, as follows:

Lease Name/Well	Category	Working Interest %
High Island 38 #2	Exploration/Deep Shelf	53%
Ship Shoal 317 #1	Exploration/Shelf	75%

After the close of the quarter, the Company drilled or participated in the drilling of two commercially successful wells:

Lease Name/Well	Category	Working Interest %
MP-283 A-1ST	Exploration/Shelf	75%
ST-230 A-7ST	Development/Shelf	100%

After the close of the quarter, the Company also drilled or participated in the drilling of one non-commercial exploration well:

Lease Name/Well	Category	Working Interest %
MP 266 A-5	Exploration/Shelf	50%

Outlook: Guidance for the third quarter and revised full year 2008 is shown in the table below, which represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Third Quarter and Full-Year 2008 Production and Cost Guidance:

Estimated Production	Third Quarter 2008	Prior Full-Year 2008	Revised Full-Year 2008
Crude oil (MMBbls)	2.0 – 2.2	8.1 – 9.9	8.6 – 9.3
Natural gas (Bcf)	14.9 – 16.1	66.2 – 80.6	63.6 – 69.1
Total (MMBoe)	4.5 – 4.9	19.2 – 23.3	19.2 – 20.8
Total (Bcfe)	26.9 – 29.2	115.0 – 140.0	115.0 – 125.0

Operating Expenses ($ in millions, except as noted)	Third Quarter 2008	Prior Full-Year 2008	Revised Full-Year 2008
Lease operating expenses	$56 – $66	$204 – $243	$212 – $232
Gathering, transportation & production taxes	$9 – $11	$27 – $33	$35 – $39
General and administrative	$11 – $13	$45 – $52	No Change
Income tax rate, % deferred	34%, 40%	34%, 60%	34%, 40%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday August 5, 2008 at 9:00 a.m. Eastern Time / 8:00 a.m. Central Time. To participate, dial (303) 205-0033 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, August 12, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11117572.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 155 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2007 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Revenues	$461,015	$272,563	$817,510	$519,102

Operating costs and expenses:
Lease operating expenses (1)	54,329	53,887	104,151	117,527
Gathering, transportation costs and production taxes	7,925	4,586	16,746	8,843
Depreciation, depletion and amortization	143,908	120,588	279,877	239,342
Asset retirement obligation accretion	9,927	5,456	19,446	10,903
General and administrative expenses (1)	11,062	7,381	23,637	19,288
Derivative loss	23,767	302	36,071	12,273

Total costs and expenses	250,918	192,200	479,928	408,176

Operating income	210,097	80,363	337,582	110,926
Interest expense:
Incurred	12,461	15,683	26,839	33,442
Capitalized	(4,762)	(6,265)	(10,435)	(13,093)
Loss on extinguishment of debt	—	2,806	—	2,806
Other income	2,691	528	5,131	941

Income before income taxes	205,089	68,667	326,309	88,712
Income taxes	70,479	23,146	111,893	30,162

Net income	$134,610	$45,521	$214,416	$58,550

Earnings per common share:
Basic	$1.77	$0.60	$2.82	$0.77
Diluted	1.77	0.60	2.82	0.77

Weighted average shares outstanding:
Basic	75,910	75,786	75,907	75,787
Diluted	76,124	75,974	76,059	75,890

Consolidated Cash Flow Information
Net cash provided by operating activities	$305,563	$161,717	$547,962	$308,378
Capital expenditures-oil and gas properties	153,322	63,571	399,156	197,847

Other Financial Information
EBITDA	$363,932	$203,601	$636,905	$358,365
Adjusted EBITDA	374,142	207,510	653,300	376,162

(1)	The amounts for 2007 reflect a reclassification of certain industry related reimbursements for overhead expenses from joint interest owners from lease operating expenses to general and administrative expenses in order to better match the underlying reimbursement with the actual cost recorded. The effect of this reclassification had no impact on net income.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales:
Natural gas (MMcf)	16,980	18,343	34,663	38,745
Oil (MBbls)	2,331	2,140	4,519	4,094
Total natural gas and oil (MBoe) (1)	5,161	5,198	10,297	10,551
Total natural gas and oil (MMcfe) (2)	30,963	31,186	61,780	63,308

Average daily equivalent sales (MBoe/d)	56.7	57.1	56.6	58.3
Average daily equivalent sales (MMcfe/d)	340.3	342.7	339.4	349.8

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$11.53	$7.81	$10.09	$7.49
Oil ($/Bbl)	113.74	60.44	103.46	55.94
Barrel of oil equivalent ($/Boe)	89.32	52.44	79.38	49.19
Natural gas equivalent ($/Mcfe)	14.89	8.74	13.23	8.20

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$11.53	$7.85	$10.09	$7.52
Oil ($/Bbl)	108.33	60.44	99.35	56.26
Barrel of oil equivalent ($/Boe)	86.87	52.59	77.58	49.45
Natural gas equivalent ($/Mcfe)	14.48	8.77	12.93	8.24

Average per Boe ($/Boe):
Lease operating expenses (4)	$10.53	$10.37	$10.12	$11.14
Gathering and transportation costs and production taxes	1.54	0.88	1.63	0.84
Depreciation, depletion, amortization and accretion	29.81	24.25	29.07	23.72
General and administrative expenses (4)	2.14	1.42	2.30	1.83
Net cash provided by operating activities	59.21	31.11	53.22	29.23
Adjusted EBITDA	72.49	39.92	63.45	35.65

Average per Mcfe ($/Mcfe):
Lease operating expenses (4)	$1.75	$1.73	$1.69	$1.86
Gathering and transportation costs and production taxes	0.26	0.15	0.27	0.14
Depreciation, depletion, amortization and accretion	4.97	4.04	4.85	3.95
General and administrative expenses (4)	0.36	0.24	0.38	0.30
Net cash provided by operating activities	9.87	5.19	8.87	4.87
Adjusted EBITDA	12.08	6.65	10.57	5.94

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(3)	Data for 2008 and 2007 includes the effects of our commodity derivative contracts that do not qualify for hedge accounting.
(4)	The amounts for 2007 reflect a reclassification of certain industry related reimbursements for overhead expenses from joint interest owners from lease operating expenses to general and administrative expenses in order to better match the underlying reimbursement with the actual cost recorded. The effect of this reclassification had no impact on net income.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2008	December 31, 2007 (1)
	(In thousands, except share data)
Assets

Current assets:
Cash and cash equivalents	$424,397	$314,050
Receivables	247,472	161,998
Prepaid expenses and other assets	56,969	43,645

Total current assets	728,838	519,693
Property and equipment – at cost:
Oil and gas properties and equipment (full cost method, of which $238,419 at June 30, 2008 and $278,947 at December 31, 2007 were excluded from amortization)	4,244,512	3,805,208
Furniture, fixtures and other	12,294	10,267

Total property and equipment	4,256,806	3,815,475
Less accumulated depreciation, depletion and amortization	1,832,621	1,552,744

Net property and equipment	2,424,185	2,262,731
Restricted deposits for asset retirement obligations and other assets	29,427	29,780

Total assets	$3,182,450	$2,812,204

Liabilities and Shareholders’ Equity

Current liabilities:
Current maturities of long-term debt	$3,000	$3,000
Accounts payable	195,854	159,973
Undistributed oil and gas proceeds	57,362	47,911
Asset retirement obligations	38,787	19,749
Accrued liabilities	47,457	65,328
Income taxes	49,611	12,975

Total current liabilities	392,071	308,936
Long-term debt, less current maturities – net of discount	650,965	651,764
Asset retirement obligations, less current portion	462,700	438,932
Deferred income taxes	305,838	255,097
Other liabilities	4,751	6,135
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; issued and outstanding 76,355,879 and 76,175,159 shares at June 30, 2008 and December 31, 2007, respectively	1	1
Additional paid-in capital	370,440	365,667
Retained earnings	996,638	786,803
Accumulated other comprehensive loss	(954)	(1,131)

Total shareholders’ equity	1,366,125	1,151,340

Total liabilities and shareholders’ equity	$3,182,450	$2,812,204

(1)	Certain reclassifications have been made to the December 31, 2007 balance sheet to conform to our current reporting practices.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2008	2007
	(In thousands)
Operating activities:
Net income	$214,416	$58,550
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	299,323	250,245
Amortization of debt issuance costs and discount on indebtedness	1,316	5,261
Loss on extinguishment of debt	—	2,806
Share-based compensation related to restricted stock issuances	3,098	1,585
Unrealized derivative loss	16,395	14,991
Deferred income taxes	48,602	(776)
Other	272	54
Changes in operating assets and liabilities	(35,460)	(24,338)

Net cash provided by operating activities	547,962	308,378

Investing activities:
Acquisition of property interest	(116,551)	—
Investment in oil and gas properties and equipment, net		(197,482)
Purchases of furniture, fixtures and other, net	(2,302)	(1,194)

Net cash used in investing activities	(401,458)	(198,676)
Financing activities:
Borrowings of long-term debt	—	908,000
Repayments of long-term debt	(1,500)	(945,000)
Dividends to shareholders	(34,577)	(4,563)
Debt issue cost	—	(5,284)
Other	(80)	—

Net cash used in financing activities	(36,157)	(46,847)

Increase in cash and cash equivalents	110,347	62,855
Cash and cash equivalents, beginning of period	314,050	39,235

Cash and cash equivalents, end of period	$424,397	$102,090

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA,” and “Adjusted EBITDA.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
	(Unaudited)
Net Income	$134,610	$45,521	$214,416	$58,550
Unrealized derivative loss	10,210	1,103	16,395	14,991
Loss on extinguishment of debt	—	2,806	—	2,806
Income tax adjustment for above items	(3,509)	(1,318)	(5,622)	(6,051)

Adjusted net income	$141,311	$48,112	$225,189	$70,296

Adjusted earnings per share-diluted	$1.86	$0.63	$2.96	$0.93

“Adjusted Net Income” does not include the unrealized derivative (gain) loss and associated tax effects. Adjusted Net Income is presented because the timing and amount of the derivative items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense (which includes interest income), and depreciation, depletion, amortization and accretion. Adjusted EBITDA also excludes the loss on extinguishment of debt and the unrealized loss related to our derivative contracts. Although not prescribed under GAAP, we believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and fund capital expenditures and they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Month Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands)
	(Unaudited)
Net Income	$134,610	$45,521	$214,416	$58,550
Income taxes	70,479	23,146	111,893	30,162
Net interest expense	5,008	8,890	11,273	19,408
Depreciation, depletion, amortization and accretion	153,835	126,044	299,323	250,245

EBITDA	363,932	203,601	636,905	358,365

Adjustments:
Unrealized derivative loss	10,210	1,103	16,395	14,991
Loss on extinguishment of debt	—	2,806	—	2,806

Adjusted EBITDA	$374,142	$207,510	$653,300	$376,162